Exhibit 99.1
CHS/Community Health Systems, Inc. Announces Launch of Exchange Offer For Its
8 7/8% Senior Notes due 2015
FRANKLIN, Tenn. October 9, 2007— CHS/Community Health Systems, Inc. (“CHS/CHS”), a direct, wholly owned subsidiary of Community Health Systems, Inc. (NYSE: CYH) today announced the launch of an offer to exchange the 8 7/8% Senior Notes due 2015 (the “Notes”) that it sold on July 25, 2007 for new 8 7/8% Senior Notes due 2015 (the “Exchange Notes”). The exchange offer will expire at 5:00 p.m. (New York time) on November 13, 2007, unless extended. The Exchange Notes are identical in all material respects to the existing Notes, except that the Exchange Notes will be registered with the Securities and Exchange Commission and not subject to the transfer restrictions and registration rights that related to the existing Notes. CHS/CHS sold the existing Notes that are subject to the offer in a private placement to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.
Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is the largest publicly-traded hospital company in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates approximately 130 hospitals in 28 states and one in Ireland, with an aggregate of approximately 19,200 licensed beds. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. In addition, through its QHR subsidiary, the Company provides management and consulting services to independent general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, risks related to the completion of pending transactions, and the obtaining of all anticipated debt financing in connection with such transactions, and the integration of Triad with our existing business, increases in interest rates and operating costs, general volatility of the capital markets, our ability to access the capital markets, changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other documents filed by the Company with the Securities and Exchange Commission from time to time, as well as those discussed in the documents filed by Triad with the Securities and Exchange Commission from time to time, including Triad’s most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q . All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 465-7000